UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2007

The Boston Beer Company, Inc. (Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	001-14092 (Commission File Number)	04-3284048 (IRS Employer Identification No.)

One Design Center Place, Suite 850, Boston, MA (Address of principal executive offices)	02210 (Zip Code)

Registrant's telephone number, including area code (617) 368-5000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Bonus Opportunities

      At its meeting on December 11, 2007, the Compensation Committee of the Company's Board of Directors approved bonus objectives for the Company's Chief Executive Officer, Martin F. Roper, and its Chairman, C. James Koch, for 2008.

Chief Executive Officer

The Committee approved 2008 bonus opportunities for Mr. Roper equal to 80% of salary, based on achieving objectives as follows:

Table 1 - CEO Bonus Opportunity = 80% of Base Salary

Objective to be Achieved by Year-End	Weight*	Total Weight*
1. Depletions Growth -- Contingent upon achieving a total price increase of least 3% and 2008 EPS in excess of $1.65
* 27 million case equivalents or more	15%
* 28 million case equivalents or more	10%
		25%
2. Delivered Gross Profit and Delivered Gross Margin
* Delivered Gross Profit (gross profit as reported net of freight out) of $177 million or more and Delivered Gross Margin of not less than 44.3%	10%
* Resource Efficiency programs to achieve Delivered Gross Profit margin of 47% in 2009 planning	10%
		20%
3. Successful Start-Up of Pennsylvania Brewery
* Capital expenditures (excluding purchase price) not to exceed $57 million	15%
* Average monthly production capability at end of 3rd Quarter of at least 25,000 bbls	15%
* In the discretion of the Compensation Committee	15%
		45%
4. Operational Improvements at the Cincinnati Brewery that generate savings of at least $2 million		5%
5. Resource Efficiencies of at least 1% of gross revenue for 2009		5%
TOTAL		100%
*Against base salary

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      In addition, the Committee approved a further bonus opportunity for Mr. Roper in 2008 equal to 80% of the above 2008 bonus potential (which would equal an incremental 64% of his base salary) tied to achieving certain goals that would require substantial out-performance of the Company's financial plan for the year, as follows:

Table 2 - CEO "Stretch" Bonus Opportunity = 64% of Base Salary

Objective to be Achieved by Year-End	Weight*	Total Weight*
1. Depletions Growth
* 28.5 million case equivalents or more	31.25%
* 29 million case equivalents or more	31.25%
		62.5%
2. Pennsylvania Brewery Start-Up
Actual production in 4th Quarter of at least 250,000 bbls and capital expenditures in 2007 and 2008 (excluding purchase price, but including due diligence costs) are under $50 million		37.5%
TOTAL		100%
*Against base salary

Chairman

The Committee approved 2008 bonus opportunities for Mr. Koch equal to 100% of salary. Mr. Koch's objectives for 2008 as a percentage of his bonus opportunities are as follows:

Table 3 - Chairman Bonus Opportunity = 100% of Base Salary
Objective to be Achieved by Year-End	Weight*	Total Weight*
1. Depletions Growth -- Contingent upon achieving a total price increase of least 4%
* 12% over 2007 depletions	20%
* Greater than craft beer category	20%
		40%
2. Delivered Gross Profit and Margin
Delivered Gross Profit (gross profit as reported net of freight out) of $177 million or more and Delivered Gross Profit Margin of not less than 44.3%		15%
3. Successful Start-Up of Pennsylvania Brewery
* Capital expenditures (excluding purchase price) not to exceed $57 million	11.67%
* Average monthly production capability at end of 3rd Quarter of at least 25,000 bbls	11.67%
* At the discretion of the Compensation Committee	11.67%
		35%
4. Resource Efficiency Programs to achieve delivered gross profit margin of 47% in planning for 2009		10%
TOTAL		100%
*Against base salary

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Other Executive Officers

      It is anticipated that at its meeting in February 2008, the Committee will set 2008 bonus opportunities for its other executive officers as well as establishing base salaries for the CEO, Chairman and the executive officers for 2008.

Equity Compensation

Contingent Options

      Based on the recommendation of the Compensation Committee, the Board of Directors approved the grant of options for shares of the Company's Class A Common Stock to Mr. Koch for 12,000 shares, to the executive officers for an aggregate of 64,000 shares and to certain senior managers for an aggregate of 9,500 shares, effective January 1, 2008. The vesting of each option is contingent on the Company achieving certain performance criteria; that is, the number of shares as to which the option shall become exercisable in any year is dependent upon the Company's performance as follows:

* 100% will be eligible to vest if 2008 depletions are 12% or more over 2007
* 50% will be eligible to vest if 2008 depletions are at least 9% over 2007

The determination will be made by mid-March 2009. Eligible shares will vest at the rate of 20% per year over a five-year period. Ineligible shares will lapse.

Restricted Stock Awards

      In addition, upon the recommendation of the Compensation Committee, the Company's Board of Directors approved an aggregate of $1,346,000 in restricted stock grants to be awarded to senior managers and certain key employees of the Company as of January 1, 2008. The restricted stock will vest over a five-year period, without any contingencies. Except for the newly appointed Vice President of Brewing, no executive officers of the Company will be included in these restricted stock grants.

Appointment of Vice President of Brewing

      Also at their December 11, 2007 meeting, the Board of Directors promoted David L. Grinnell to the position of Vice President of Brewing, such appointment to be effective January 1, 2008. Mr. Grinnell, who has been with the Company since 1988, has most recently held the position of Director of Brewing and Quality.

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Item 7.01. Regulation FD.

      On December 11, 2007, the Board of Directors of the Company increased the aggregate expenditure limit for the Company's Stock Repurchase Program by $10,000,000, thereby increasing the limit from $100,000,000 to $110,000,000. Since the inception of its Stock Repurchase Program, the Company has repurchased a total of approximately 8.0 million shares at an aggregate cost of approximately $98.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boston Beer Company, Inc. (Registrant)

Date: December 17, 2007	/s/ Martin F. Roper

Martin F. Roper Chief Executive Officer (Signature)*

*Print name and title of the signing officer under his signature.

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